Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 9, 2017
Registration Statement Nos. 333-205778 and 333-205778-06

$1.18+bn Toyota Auto Receivables 2017-B Owner Trust *Full Pricing*
Joint Leads: Societe Generale (structuring), Credit Agricole, MUFG
Co-Managers: Fifth Third, Santander, Scotiabank

Class	Prin($mm)	Off($mm)	WAL	Mdy/S&P	L.Fin	Bench	Spd	Yield	Cpn	Price
A-2A	328.000	311.600	1.02	Aaa/AAA	01/20	EDSF	+4	1.467	1.46	99.99743
A-2B	268.000	254.600	1.02	Aaa/AAA	01/20	1ML	+6			100.0000
A-3	522.000	495.900	2.23	Aaa/AAA	07/21	IS	+11	1.770	1.76	99.99233
A-4	132.260	125.647	3.41	Aaa/AAA	09/22	IS	+23	2.067	2.05	99.97314

Deal Summary
-Transaction Size: $1,750,000,000 (offered notes $1,187,747,000)
-TMCC will retain the Classes A-1, B, and 5% of the Classes A-2, A-3 and A-4
-Expected Settle: May 17, 2017
-First Payment: June 15, 2017
-Pricing Speed: 1.30% ABS to 5% Call
-Rating Agencies: Moody’s and S&P
-ERISA Eligible
-SEC Registered
-Ticker: TAOT 2017-B
-Bill & Deliver: Societe Generale
-Min Denoms: $1K x $1K

Attachments
-Preliminary Prospectus, FWP, CDI
-Intexnet Dealname: soctaot17b
-Intexnet Password: KB3B

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.